Exhibit 10.1

AMENDMENT TO RESTRICTED STOCK UNIT AWARD AGREEMENT

Participant:	Brian D. Dunn
Number of Restricted Stock Units:	8,242
Grant Date:	March 3, 2020

This Amendment (“Amendment”) is effective this 28th day of July, 2020 (the “Amendment Date”) and amends that certain Restricted Stock Unit Award Agreement between the Participant and Silvercrest Asset Management Group Inc. (the “Company”) having the terms summarized above (the “RSU Agreement”). Capitalized terms used but not otherwise defined in this Amendment have the meaning given to such terms in the RSU Agreement.  The RSU Agreement shall be amended as provided below.

1.	Section 3(b) of the RSU Agreement shall be deleted in its entirety and replaced with the following:

“b.Accelerated Vesting Upon Certain Events or Change of Control. If the Participant incurs a “separation from service,” as defined in Section 409A of the Code and Treas. Reg. Section 1.409A-1(h) from the Company and its Affiliates (a “Separation from Service”) as a result of the Participant’s death or the Participant becoming “permanently and totally disabled” (within the meaning of Code Section 22(e)(3)), all Restricted Stock Units unvested as of such date shall become fully and immediately vested. In the event of a Change of Control that constitutes a “change in control event” within the meaning of Code Section 409A, then 100% of the Restricted Stock Units shall vest in full immediately prior to the consummation of such Change of Control, provided that the Participant has remained a member of the Board from the date hereof through to the consummation of such Change of Control.

If the Participant incurs a Separation from Service during the calendar year 2020 for any reason other than death or permanent and total disability, as provided above, including a Separation from Service as a result of the Participant’s retirement or resignation, then the Restricted Stock Units unvested as of such date shall become immediately vested on a pro rata basis based on the number of days that have elapsed between the Grant Date and the effective date of the Participant’s Separation from Service and December 31, 2020, and any remaining Restricted Stock Units that remain unvested at such time shall be immediately forfeited and cancelled for no consideration and shall cease to be outstanding.”

2.	Section 3(c) of the RSU Agreement shall be amended by removing the reference to Section 3(d) contained therein.

3.	Section 3(d) of the RSU Agreement shall be deleted in its entirety and replaced with the caption “Reserved.”

4.	Section 3(e) of the RSU Agreement shall be deleted in its entirety and replaced with the following:

“e.Rights as a Stockholder.  The Participant shall have no rights of a stockholder with respect to the Shares represented by the Restricted Stock Units, including, but not limited to, the right to vote and receive dividends, unless and until such Shares are transferred to the Participant to the Plan and this Agreement.  Notwithstanding the following, the Participant shall be eligible to receive dividend equivalents with respect to the Restricted Stock Units pursuant to Section 3(h).’

5.	Section 3(h) of the RSU Agreement shall be deleted in its entirety and replaced with the following:

“h.Right to Dividend Equivalents.  If, after the Grant Date, any dividends or other distributions are paid with respect to the Shares while the Restricted Stock Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of Shares then underlying the Restricted Stock Units shall be credited to a bookkeeping account and held (without interest) by the Company for the account of the Participant.  Such amounts shall be subject to the same vesting, forfeiture and payment provisions as the Restricted Stock Units to which they relate and shall be paid to the Participant on the date the Restricted Stock Units become vested. In the event that any Restricted Stock Units fail to vest for any reason, the Participant shall forfeit all right, title and interest in and to any dividends or other distributions being held for the Participant’s account with respect to the unvested Restricted Stock Units as of the date of the forfeiture of the unvested Restricted Stock Units, and such amounts shall revert to the Company without further consideration or any act or action by the Participant.’

6.	The RSU Unit Agreement, as modified by the terms of this Amendment, shall continue in full force and effect from and after the date of the adoption of this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.

SILVERcREST ASSET MANAGEMENT GROUP INC.

/s/ Richard R. Hough III

By: Richard R. Hough III

Its: Chairman and Chief Executive Officer

PARTICIPANT

/s/ Brian D. Dunn

Brian D. Dunn

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